Exhibit 99.1

INVISA Announces Approval for Reverse Stock Split
SARASOTA, Fla., December 22, 2010 -- INVISA Inc. (OTCBB:INSA) announced today that in an effort to attract potential investors and potential business combination opportunities, the Company has implemented a reverse split of the Company’s outstanding capital stock on a 5 for 1 basis.  When the split is effective each outstanding share of common stock and preferred stock will represent 0.20 shares.  The number of shares of authorized capital stock and its par value will remain unchanged at 100 million shares of capital stock, 95 million of which is authorized as common stock, par value $.001 per share and 5 million of which is authorized as preferred stock, having the liquidation preferences, terms and conditions as designated by the Board of Directors.

As of December 23, 2010, the record date for the reverse split, there were 69,246,990 shares of our Common Stock and 27,467 shares of Preferred Stock issued and outstanding. The effective date for the amendment to the Company’s Articles of Incorporation and the reverse split will be the close of business on January 31, 2011.  Quotation of the Company's common stock on the OTCBB will continue, on a reverse stock split-adjusted basis, at market open on February 1, 2011. After giving effect to the reverse split, each five (5) shares outstanding prior to the split will represent one (1) outstanding share post split.  All outstanding stock option and contractual rights entitling the holders of such rights to acquire shares of Common Stock outstanding at the Effective Date will be appropriately adjusted to give effect to the reverse stock split.

No fractional shares of post-split Common Stock will be issued to any shareholder in connection with the reverse split and fractional shares will be rounded up to the next full share.

Continental Stock Transfer will send instructions regarding the reverse split to each shareholder.

To reflect the reverse stock split, the Company's ticker will append the fifth character "D" and be quoted under the symbol "INSAD" for 20 business days. During that time, the Company's Common Stock will continue to be quoted on Over-The-Counter Bulletin Board. After the 20 day period, the symbol will revert to "INSA."

About INVISA, Inc.

Invisa presence-sensing solutions serve the electronic life safety and security markets. Invisa's proprietary InvisaShield™ technology is based upon capacitive sensing and is resistant to known methods of circumvention without employing infrared, laser, ultrasound or microwave radiation. InvisaShield can detect intruders who violate a sensing zone ranging from millimeters up to 1 meter. Invisa's SmartGate® safety system generates an invisible protective field that moves with and precedes the potentially hazardous leading edge of powered gates, garage doors, sliding doors and other powered closures. With an estimated 80,000 new parking control gates installed each year, and an installed base of over 1,000,000 gates worldwide, an enormous market currently exists for Invisa's SmartGate technology. For information about SmartGate products or the patented InvisaShield technology, visit http://www.invisa.com or call 941-870-3950. A video of SmartGate in action can be viewed at the company Web site.

Safe Harbor Act Disclaimer: This release contains forward-looking statements that are based upon current expectations or beliefs, as well as a number of assumptions about future events. In addition, other factors that could cause actual results to differ materially are discussed in the Company's most recent filings with the Securities and Exchange Commission.

CONTACT:  Edking@invisa.com